November 8, 1999


Mr. Steven D. Krichmar, Partner
PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts  02110


Dear Mr. Krichmar:

On September 16, 1999, the Board of Trustees of Fidelity Charles Street Trust (1940 Act SEC File No. 811-3221 and 1933 SEC File No. 2-73133) voted not to retain PricewaterhouseCoopers LLP as the independent accountants for Fidelity Asset Manager, Fidelity Asset Manager:Growth, Fidelity Asset Manager: Income and Spartan Investment Grade Bond Fund effective upon the completion of the audits of the funds for the fiscal year ending September 30, 1999. This action was recommended by the Fund's Audit Committee on September 16, 1999.

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

1. Effective September 16, 1999, the Board of Trustees of Commonwealth Trust voted not to retain PricewaterhouseCoopers LLP as the independent accountants for Fidelity Asset Manager, Fidelity Asset Manager: Growth, Fidelity Asset Manager: Income and Spartan Investment Grade Bond Fund (collectively the "Funds"). This action was recommended by the Fund's Audit Committee on September 16, 1999.

2. PricewaterhouseCoopers LLP's reports on the Funds' financial statements for the two most recent fiscal years ended September 30, 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

3. During the Fund's two most recent fiscal years ended September 30, 1999 and 1998, and through November 8, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each fund's next Form N-SAR (in accordance with Sub-Item 77k of Form N-SAR).

Sincerely,



Richard A. Silver
Treasurer of the Fidelity Funds


cc:  Mark Osterheld